SUB-ITEM 77I
Terms of new or amended securities



(1)	Effective July 31, 2017, the following classes
were liquidated and are no longer available for purchase.

	NT Growth Fund
		R6 Class

	NT Heritage Fund
		R6 Class

(2)	Effective July 31, 2017 the following classes
were renamed.

	NT Growth Fund
		Institutional Class renamed G Class

	NT Heritage Fund
		Institutional Class renamed G Class